FOR FURTHER INFORMATION AT THE COMPANY:
Karen J. Dearing
Chief Financial Officer
(248) 208-2500

Sun Communities, Inc. Announces Acquisition of Remaining 26 Properties in Second Closing
of American Land Lease Manufactured Housing Portfolio from Green Courte Partners

Southfield, MI, January 6, 2015 - Sun Communities, Inc. (NYSE: SUI) (the “Company”) today announced that it has closed the final portion of its previously-announced acquisition of manufactured housing communities from Green Courte Partners, LLC ("GCP") sponsored funds. In the second closing, the Company acquired 26 communities (and the associated manufactured homes and notes receivable) for aggregate consideration of $742.9 million, consisting of the assumption of $270.8 million of debt, the payment of $107.0 million in cash, the issuance of $218.9 million in the Company's common stock and the issuance of $146.2 million in the Company's 6.50% Series A-4 Cumulative Convertible Preferred Stock. Immediately after the closing, the Company refinanced approximately $120.9 million of the mortgage debt on 13 of the communities, generating excess proceeds of $126.0 million, at a weighted average interest rate of 3.87% per annum and a weighted average term of 14.1 years.

On December 17, 2014, the Company closed the acquisition of the Wildwood manufactured housing community (and the associated manufactured homes and notes receivable) from GCP for consideration of $35.9 million, consisting of the assumption of $19.5 million of debt, the payment of $12.6 million in cash, the issuance of $2.3 million of Common OP Units of the Company’s subsidiary, Sun Communities Operating Limited Partnership (“SCOLP”), and the issuance of $1.5 million of Series A-4 Preferred OP Units of SCOLP. On December 19, 2014, the Company (as successor to GCP under the purchase agreement) closed the acquisition of the Oak Creek manufactured housing community in Coarsegold, California from a third-party at a purchase price of $15.8 million.

The communities included in the GCP closings comprise over 19,000 sites in twelve states (inclusive of Oak Creek), including nearly 11,000 sites located in Florida. Over 14,000 sites, or 73%, of the portfolio are age-restricted.

In connection with this transaction, Randall K. Rowe, the Chairman and Founder of GCP, and James R. Goldman, Vice Chairman and Chief Investment Officer of GCP, joined the Company’s Board of Directors. Ronald A. Klein, the Chief Executive Officer of Origen Financial, Inc., also joined the Company’s Board of Directors today.

In addition, today one of GCP’s funds purchased 150,000 shares of the Company’s common stock and 200,000 Series A-4 Preferred OP Units of SCOLP, for an aggregate purchase price of $12.5 million.

Sun Communities, Inc. is a real estate investment trust, or REIT, that currently owns and operates a portfolio of 243 manufactured housing and recreational vehicle communities comprising approximately 89,200 developed sites.

Forward Looking Statements

This press release contains various "forward-looking statements" within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and the Company intends that such forward-looking statements will be subject to the safe harbors created thereby. Forward-looking statements can be identified by words such as "will," "may," "could," "expect," "anticipate," "believes," "intends," "should," "plans," "estimates,"

"approximate", "guidance" and similar expressions in this press release that predict or indicate future events and trends and that do not report historical matters.

These forward-looking statements reflect the Company's current views with respect to future events and financial performance, but involve known and unknown risks, uncertainties, and other factors, some of which are beyond the Company’s control. These risks, uncertainties, and other factors may cause the actual results of the Company to be materially different from any future results expressed or implied by such forward-looking statements. Such risks and uncertainties include national, regional and local economic climates; the ability to maintain rental rates and occupancy levels; competitive market forces; changes in market rates of interest; the ability of manufactured home buyers to obtain financing; the level of repossessions by manufactured home lenders; difficulties in the Company’s ability to complete and integrate acquisitions (including the acquisition described above), developments and expansions successfully; and those risks and uncertainties referenced under the headings entitled "Risk Factors" contained in the Company's annual report on Form 10-K, and the Company's other periodic filings with the Securities and Exchange Commission.

The forward-looking statements contained in this press release speak only as of the date hereof and the Company expressly disclaims any obligation to provide public updates, revisions or amendments to any forward- looking statements made herein to reflect changes in the Company's assumptions, expectations of future events, or trends.